Exhibit 99.2

$40,000,000
City of Petersburg, Indiana
Pollution Control Refunding Revenue Bonds
Adjustable Rate Tender Securities (ARTS)SM, Series 1995B
(Indianapolis Power & Light Company Project)

AMENDMENT OF REMARKETING AGREEMENT

This Amendment of Remarketing Agreement is made and entered into as of July 10, 2008, by and between Indianapolis Power & Light Company (the “Company”) and J.P. MORGAN SECURITIES, INC. (the “Remarketing Agent”), in order to amend the Remarketing Agreement entered into as of September 30, 1997, (the “Original Remarketing Agreement”), by and between the Company and the Remarketing Agent with respect to the above-referenced bonds (the “Bonds”).

Notwithstanding the provisions of Section 8 of the Original Remarketing Agreement, the Company agrees that if the credit agreement or facility providing liquidity for the Bonds has been terminated or suspended, the Company will not remove the Remarketing Agent without the prior written consent of the Remarketing Agent, unless concurrently with the removal of the Remarketing Agent, all Bonds owned by the Remarketing Agent in its individual capacity are purchased from the Remarketing Agent at a price of par.

The Original Remarketing Agreement is in all other respects ratified and confirmed.

J.P. MORGAN SECURITIES INC., as
Remarketing Agent

By:____________________________________
Authorized Signatory

INDIANAPOLIS POWER & LIGHT
COMPANY

By:____________________________________
Authorized Signatory

AMBAC INDEMNITY CORPORATION
(if required)

By: N/A_________________________________
Authorized Signatory